Exhibit 99.1

Dear Shareholders:

The events of the past quarter continue to present evidence of the resiliency, resourcefulness and sense of history and responsibility that exists within your Company, all at a time when unprecedented interest rate conditions are stressing the net interest margin, when fierce competition is giving rise to irrational loan pricing and structure, and the effects of rising energy costs on Maine’s economy, particularly tourism, are uncertain, at best.

For the quarter ended June 30, 2006, earnings per diluted share increased 5.63% to $0.75 compared to $0.71 per diluted share for the second quarter of 2005. Net income for the recently completed quarter was $5.3 million, down slightly from $5.5 million for the same quarter a year ago.

For the six months ended June 30, 2006, earnings per diluted share of $1.41 were up 5.22%, compared to $1.34 for the first half of 2005. Net income for the first six months of 2006 decreased 0.98% to $10.2 million, down from $10.3 million reported at mid-year in 2005. These results translated into return on average equity of 17.19% and a return of average assets of 1.20% at June 30, 2006, compared to 16.73% and 1.35%, respectively, for the same six-month period a year ago.

Reflected in the mid-year results for 2006 are the impact of a charge to earnings of $645,000 resulting from the Steamship Navigation et al litigation involving Camden National Bank, $106,000 in expenses incurred as part of the consolidation of our two banks, which is scheduled for the beginning of the fourth quarter this year, and interest costs of $437,000 associated with the issuance of Trust Preferred securities to fund the “Dutch Auction” tender offer. Without the one-time expenses associated with the litigation and bank consolidation, and the introduction of the Trust Preferred interest expense, the Company’s net income would have been up 2.37% and 6.94%, respectively, over the second quarter and six-month period in 2005.

The successful execution of our “Dutch Auction” tender offer resulted in the Company repurchasing 880,827, or 11.7% of its outstanding shares at a price of $39.00 per share, which represented a 12.3% premium above the closing price on the day prior to the announcement. It is fair to say this transaction generated considerable attention from shareholders and non-shareholders alike regarding the Company’s strategic intent. As we noted previously, this innovative strategy provided liquidity, at a premium to market, for those shareholders wishing to sell their shares and the potential for long-term improvement in earnings per share for those who wished to remain owners.

We believe the performance of the stock, since the completion of the tender offer, supports the latter assumption.

On June 30, 2006, the price of Camden National Corporation (AMEX: CAC) stock closed at $39.90, $7.15, or 21.8%, higher than the closing price at June 30, 2005. The Board of Directors of the Company approved a dividend of $0.22 per share, payable July 31, 2006, for shareholders of record on July 17, 2006. This represents a 10.0% increase over the dividend declared for the same period a year ago. Additionally, on June 30, 2006, Camden National Corporation had its listing on the Russell 3000® Index and the Russell 2000® Index reaffirmed. Inclusion in the Russell Indexes broadens the exposure of Camden National Corporation’s stock to the wide range of investors who base buying decisions upon a company’s inclusion in these important indexes.

Your Company continues to demonstrate an ability not only to perform well financially, but also to carry out its responsibilities as a community banking organization as several distinctions were accorded individuals and an affiliate during the second quarter. Eric Y. Boucher, Assistant Controller, was named “Community Banker of the Year” by the Maine Bankers Association, for his record of outstanding community service. This marks the third time in six years that a representative of our Company has been chosen to be the industry’s honoree. Also, at a Statehouse ceremony during Bankers Day at the Legislature, Governor John E. Baldacci recognized Vera E. Rand, Camden National Bank, and Richard L. Fournier II, UnitedKingfield Bank, as America’s Promise volunteers, who have dedicated themselves to “Making a Difference for Kids and Communities.” For the third year in a row, Camden National Bank was voted “Best of the Best” in a readers’ poll conducted throughout Knox County. The bank also received a rating of “Outstanding” by its primary regulator in fulfillment of its Community Re-investment Act (CRA) responsibilities, a designation earned by less than 5% of the banks in the country. You can learn more by going to www.camdennational.com and clicking on Community, followed by CRA Public File.

In June, William H. Bolinder announced his retirement as President and CEO of Acadia Trust, N.A. Bill provided valuable leadership during a period of expansion for the Company’s wealth management and financial advisory group. Lawrence J. Blaisdell was appointed as the new leader of this affiliate. Larry has been with the organization for seven years and in the industry for over twenty years. Larry’s familiarity with our Company and the Acadia Trust, N.A. client base will allow for an orderly leadership transition, and for growth momentum to be sustained.

With half a year under our belt, the obvious question is, “what can we expect for the balance of 2006?” ‘Cautious optimism’ would best describe how we view our prospects. A 17th consecutive 0.25% increase in the Fed Funds rate in June, and continued uncertainty about the Federal Reserve Bank’s future action on interest rates, have resulted in a protracted period where the yield curve has been flat and, on occasion, even inverted. This has continued to squeeze our net interest margin, thus slowing the growth of net interest income.

To combat this effect, we have placed added emphasis on fee income generation, which for the first six months of 2006 is up 12.12% versus the same period a year ago. This positive trend has been bolstered by an 18.53% increase in fee income derived from our debit card program, featured in this quarter’s sidebar. In addition, our effort to reduce the Company’s reliance on pricier, and more volatile, wholesale funding through the establishment of an internal Deposit Group is paying dividends as core deposits at June 30, 2006 are up 11.54% versus June 30, 2005. These are but a few steps being taken to combat slower asset growth and offset the increased spending needed for all-important investments in our workforce, facilities and technology infrastructure. These expenditures are necessary to position ourselves to be ready when the opportunities for strategic acquisitions and/or geographic expansion present themselves.

One thing is certain, we will not be drawn into irresponsible pricing and structuring of credit facilities, which is evident today as demand for loan volume seems to be outstripping supply. This Company has always strived to maintain a conservative approach to underwriting and, as a result, has experienced fewer delinquencies and charge-offs. We will fight our battles to retain and attract profitable Customer relationships through prudent portfolio management, innovation and a service experience second to none because, at Camden National Corporation, we’re in it for the long haul.

Thank you for your continued loyalty and support.

Sincerely,

Robert W. Daigle

President & Chief Executive Officer

Consolidated Statements of Condition (unaudited)

	June 30,		December 31, 2005
(In thousands, except number of shares & per share data)	2006	2005
Assets
Cash and due from banks	$33,838	$27,271	$30,321
Federal funds sold	—	—	1,110
Securities available for sale, at market value	371,486	346,715	350,502
Securities held to maturity	34,124	13,932	17,127
Loans, less allowance for loan and lease losses of $15,256 $14,040 and $14,167 at June 30, 2006 and 2005 and December 31, 2005, respectively	1,229,358	1,116,443	1,168,008
Premises and equipment, net	16,062	16,506	15,967
Goodwill	3,991	3,991	3,991
Other assets	66,815	62,126	66,231

Total assets	$1,755,674	$1,586,984	$1,653,257

Liabilities
Deposits:
Demand	$142,943	$136,487	$150,953
NOW	116,797	124,026	118,247
Money market	272,512	221,271	240,958
Savings	96,254	103,837	101,010
Certificates of deposit	608,482	492,426	552,737

Total deposits	1,236,988	1,078,047	1,163,905
Borrowings from Federal Home Loan Bank	312,088	310,409	287,501
Other borrowed funds	60,595	60,818	59,538
Long-term debt	36,083	—	—
Accrued interest and other liabilities	13,709	11,135	12,775

Total liabilities	1,659,463	1,460,409	1,523,719

Shareholders’ Equity
Common stock, no par value; authorized 20,000,000 shares, issued and outstanding 6,608,505, 7,588,461 and 7,529,073 shares on June 30, 2006 and 2005 and December 31, 2005, respectively	2,450	2,450	2,450
Surplus	2,392	4,158	4,098
Retained earnings	98,544	120,542	126,687
Accumulated other comprehensive loss
Net unrealized losses on securities available for sale, net of tax	(6,958)	(575)	(3,584)
Net unrealized losses on derivative instruments marked to market, net of tax	(217)	—	(113)

Total accumulated other comprehensive loss	(7,175)	(575)	(3,697)

Total shareholders’ equity	96,211	126,575	129,538

Total liabilities and shareholders’ equity	$1,755,674	$1,586,984	$1,653,257

Camden National Corporation stock is listed on the American Stock Exchange under the ticker symbol “CAC.” Stock prices shown in chart are as of close of trading on the last business day of the month.

Consolidated Statements of Income (unaudited)

	Six Months Ended June 30,		Three Months Ended June 30,
(In thousands, except number of shares & per share data)	2006	2005	2006	2005
Interest Income
Interest and fees on loans	$42,354	$33,790	$21,671	$17,519
Interest on securities	9,176	7,398	4,754	3,873
Interest on interest rate swap agreements	—	173	—	—
Other interest income	565	404	274	220

Total interest income	52,095	41,765	26,699	21,612

Interest Expense
Interest on deposits	16,303	9,318	8,811	4,956
Interest on borrowed funds	8,073	5,939	4,371	3,250
Interest on interest rate swap agreements	—	142	—	—

Total interest expense	24,376	15,399	13,182	8,206

Net interest income	27,719	26,366	13,517	13,406

Provision for Loan and Lease Losses	1,104	575	552	345

Net interest income after provision for loan and lease losses	26,615	25,791	12,965	13,061

Non-interest Income
Service charges on deposit accounts	1,678	1,702	883	884
Other service charges and fees	855	618	381	347
Income from fiduciary services	2,151	1,971	1,074	1,024
Life insurance earnings	400	322	200	161
Other income	623	477	390	248

Total non-interest income	5,707	5,090	2,928	2,664

Non-interest Expenses
Salaries and employee benefits	9,208	8,933	4,472	4,709
Premises and fixed assets	2,346	2,109	1,158	1,012
Amortization of core deposit intangible	437	443	216	221
Other expenses	5,485	4,260	2,418	1,915

Total non-interest expenses	17,476	15,745	8,264	7,857

Income before income taxes	14,846	15,136	7,629	7,868
Income Taxes	4,650	4,839	2,370	2,412

Net Income	$10,196	$10,297	$5,259	$5,456

Per Share Data
Basic earnings per share	$1.41	$1.35	$0.75	$0.72
Diluted earnings per share	1.41	1.34	0.75	0.71
Cash dividends per share	$0.44	$0.90	$0.22	$0.20
Weighted average number of shares outstanding	7,229,407	7,629,786	6,938,024	7,615,464
Tangible book value per share	$13.71	$15.84

A complete set of financial statements for Camden National Corporation may be obtained upon written request to Sean G. Daly, Chief Financial Officer, Camden National Corporation, P.O. Box 310, Camden, Maine 04843.